Calculation of Filing Fee Tables
S-3
ANNALY CAPITAL MANAGEMENT INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock	457(a)	25,000,000	$ 19.69	$ 492,250,000.00	0.0001531	$ 75,363.48
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 492,250,000.00		$ 75,363.48
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 75,363.48
Offering Note
[1]	Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions. Calculated pursuant to Rule 457(c), based on the average high and low prices reported on the New York Stock Exchange on December 4, 2024.